72-74



                                   Exhibit 21




                        SOUTH BRANCH VALLEY BANCORP, INC.

                           SUBSIDIARIES OF REGISTRANT



        The following lists the subsidiary of the registrant, a West Virginia Corporation.

                  South  Branch  Valley   National  Bank,  a  national   banking
                  association organized under the laws of the United States of America















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